INVESTMENT AGREEMENT, LOCK-UP, AND OTHER COVENANTS

of

Companhia de Saneamento Básico do Estado de São Paulo – SABESP among

São Paulo State Government, through the Investment Partnerships Secretariat

and

[Reference Investor]1

and, as consenting intervening parties

Companhia de Saneamento Básico do Estado de São Paulo – SABESP,

AND

Direct Shareholders/Quota Holders of the Reference Investor

[=] [=], 2024.

1 Note: The Agreement will be adapted if the Reference Investor is a consortium or has more than one investment vehicle.

INVESTMENT AGREEMENT, LOCK-UP, AND OTHER COVENANTS OF COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

This Investment Agreement, Lock-up, and Other Covenants of Companhia de Saneamento Básico do Estado de São Paulo – SABESP (“Agreement”) is executed between the following parties:

I.                 São Paulo State Government (“São Paulo State”), herein represented by the Investment Partnerships Secretariat; through the Investment Partnerships Secretariat, registered under the CNPJ number 96.480.850/0001-03, headquartered at Rua Iaiá, nº 126, Itaim Bibi, CEP: 04542-906, in the City of São Paulo, State of São Paulo, herein represented by its Secretary, Mr. Rafael Antonio Cren Benini, holder of identification document (RG) number 25.243.050-5 and individual taxpayer’s ID (CPF) number 223.011.918-42;

II.	[Reference Investor], [qualification] (“Reference Investor” and, collectively with the State, “Parties” or “Shareholders” and, individually, “Shareholder” or “Party”); and, as a consenting intervening party, expressly agreeing to the obligations established herein, including the arbitration clause outlined below;

III.	Companhia de Saneamento Básico do Estado de São Paulo – SABESP, a publicly-held company, headquartered in the City of São Paulo, State of São Paulo, at Rua Costa Carvalho, nº 300, bairro Pinheiros, CEP 05.429-000, registered in the National Register of Legal Entities of the Ministry of Finance (“CNPJ/MF”) under number 43.776.517/0001-80, herein represented according to its Bylaws (“Sabesp” or “Company”); [=]. [qualification] (“[=]”); [=]. [qualification] (“[=]”); [=]. [qualification] (“[=]”); [=]. [qualification] (“[=]”) and, collectively with [=], [=], [=], and [=] the “Direct [Shareholders/Quota Holders] of the Reference Investor”);

CONSIDERING THAT:

(A)                 the Company is a publicly-held company, registered with the Brazilian Securities and Exchange Commission (“CVM”) as an issuer of category “A” securities, under CVM Resolution 80/22, listed on the Novo Mercado special listing segment of B3 S.A. – Brasil, Bolsa, Balcão (“B3”);

(B)                 State Law 17,853, of December 08, 2023, which authorized the Executive Branch of the São Paulo State to carry out the Company’s privatization with the sale of its shares, including controlling interest, through trading session, stock exchange auction, or public offering for the distribution of securities, as well as capital increase, with total or partial, waiver or transfer of subscription rights;

(C)                 On [•] [•], 2024, Order no. [•] (“Approval Order of the Privatization Model”) by the Governor of the São Paulo State was published. The Order approves the recommendation of the Board of the State Privatization Program (“CDPED”), under Article 5, item I, sub-items ”b“ and ”i“, of Law No. 9.361, of July 05, 1996, and Article 21, item I, of Decree No. 67.759, of June 20, 2023, regarding the Company’s privatization modeling and general conditions of the secondary public distribution offering of shares issued by Sabesp held by the São Paulo State (”Offering”);

(D)                 The Approval Order of the Privatization Model approved the main terms and conditions of the Offering, including a selection process for an investor capable of and willing to act in the strategic role of supporting the Company in the universalization process of water supply and sewage services in its area of operation in the State of São Paulo (“Selected Reference Investor”). Accordingly, the Offering included a priority tranche for the placement of part of the common shares issued by the Company representing 15% (fifteen percent) of the Company’s total voting shares (“Initial Reference Investor Stake” and “Investment”, respectively) to a single Selected Reference Investor (“Priority Allocation to the Selected Reference Investor”);

(E)                 Under the Approval Order of the Privatization Model, the Pre-Selection Stage Participation Manual of the Reference Investor Selection Process disclosed on June [•], 2024 (“Pre-Selection Stage Manual”), and the Preliminary Prospectus of the Offering disclosed on [•] 2024 (“Preliminary Prospectus”), the Selected Reference Investor will be subject to certain trading restrictions on the Initial Reference Investor Stake until December 31, 2029, and will be entitled to certain corporate governance rights, as provided for in this Agreement;

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(F)                 The Reference Investor was the Selected Reference Investor in the Offering, as disclosed to the market on [•] 2024;

(G)                 the Controlling Shareholders of the Shareholders/Quota Holders of the Reference Investor are described in Attachment A herein; and

(H)                 the Shareholders wish to enter into this Agreement to regulate the relationships among the Shareholders as shareholders of the Company following the Offering, especially to regulate the rights and duties of each Shareholder during the term of this Agreement.

THEREFORE, the Parties, in mutual and common agreement, hereby enter into this Agreement, including for the purposes of Article 118 of Brazilian Corporation Law, under the terms and conditions below.

CLAUSE I

INTERPRETATIONS AND DEFINITIONS

1.1.            Definitions. The following terms, when capitalized, shall have the meanings defined to them in this Agreement (including the preamble and the recitals), applying to their singular and plural forms:

“Share” or “Shares” means all registered, book-entry common shares with no par value issued by the Company, as well as any subscription rights (including subscription preemptive right) of securities, subscription receipts, shares, or any securities convertible into or exchangeable for shares issued by the Company, under any circumstance, free of charge or onerous, including by subscription, acquisition, bonus, dividend distribution with payment in shares, capitalization of profits or reserves, stock split or reverse stock split, conversion of shares or share options, or arising from share purchase, mergers, spin-offs, or any other corporate restructuring transactions or any other form of conversion into shares or any securities issued by the Company, including derivative instruments backed by or referenced to shares issued by the Company.

“Restricted Share” or “Restricted Shares” means all Shares held by Shareholders immediately following the physical and financial settlement of the Offering on the Offering Settlement Date.

Restricted Shares shall also include shares to be held by the Shareholders in the future, during the term of this Agreement, provided that the provisions outlined in CLAUSE VII - Lock-up and CLAUSE VIII - Transfers after the Lock-Up Period shall not apply to such Shares.

For clarification purposes, the special class preferred share issued by the Company and held by the São Paulo State is not binding to this Agreement.

“Shareholders” or “Shareholder” shall have the meaning contained in the Preamble of this Agreement.

“Offered Shareholder” shall have the meaning contained in Clause 8.2.

“Offering Shareholder” shall have the meaning contained in Clause 8.2.

“Offered Shares” shall have the meaning contained in Clause 8.2.

“Agreement” or “Investment Agreement, Lock-up, and Other Covenants” shall have the meaning contained in the Preamble of this Agreement.

“Administrator” means any member of the Board of Directors, Executive Board, and/or any statutory body created by the Company or any of its Subsidiaries with technical capacities to advise the Board of Directors.

“Affiliate” when used in reference to any Person, means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled, or is under common Control with the first Person. To avoid any doubts, investment funds Controlled by the same manager with discretionary

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management powers shall be considered Affiliates of each other.

“CADE Approval” shall have the meaning contained in Clause 11.1.1.

“Authority” means the government of any country, including Brazil, or any of its political subdivisions, at the federal, state, regional, municipal, or provincial level, or any court or tribunal (including arbitration), agency, secretariat, department, or any of its agencies, regulatory or not, including, in the case of Brazil, the Prosecution Office, the Federal Police, the Federal Revenue Office, the National Social Security Institute (INSS), the Registries of Commerce, the civil registry of legal entities, the civil registry of natural persons, the civil registry of deeds and documents, the civil registry of real estate, the Central Bank of Brazil, the Brazilian Securities and Exchange Commission, the Brazilian Association of Financial and Capital Markets Entities (ANBIMA), CADE and other competition defense bodies, B3, and other self-regulatory entities of the capital markets.

“Notice” shall have the meaning contained in Clause 8.2.

“B3” shall have the meaning contained in the Preamble of this Agreement.

“CADE” means the Brazilian Antitrust Authority (CADE) and its bodies: (i) Administrative Court of Economic Defense; (ii) General Superintendence; and (iii) Department of Economic Studies.

“CAM” shall have the meaning contained in Clause 17.3.

“CDPED” shall have the meaning contained in the Preamble of this Agreement.

“CNPJ” shall have the meaning contained in the Preamble of this Agreement.

“Civil Code” means Federal Law 10,406, of January 10, 2002.

“Code of Civil Procedure” means Federal Law 13,105, of March 16, 2015.

“Company” or “Sabesp” shall have the meaning contained in the Preamble of this Agreement.

“Investment Commitment” shall have the meaning contained in Clause 2.1.

“Competitor” shall have the meaning contained in Clause 8.6.

“Condition Precedent” shall have the meaning contained in Clause 12.1.

“Conflict” shall have the meaning contained in Clause 17.2.

“Board Member” means one or more members of the Board of Directors.

“Independent Board Members” shall have the meaning contained in Clause 5.2.1.

“Binding Board Member” means the member of the Board of Directors appointed by any of the Shareholders, who is not an Independent Board Member.

“Board of Directors” means the Company’s Board of Directors.

“Control” when used regarding a Person other than a natural person, shall have the meaning contained in Article 116 and Paragraph 2 of Article 243 of Brazilian Corporation Law. Derivatives of Control, such as “Subsidiary” and “Parent Company”, shall be construed according to the Control definition herein. If a Person is an investment fund, investment club, or similar entity structured as a co-ownership (“Entity”), the Control of such Entity shall be considered as (a) the power to manage its portfolio by an administrator or manager with discretionary management powers over such Entity; or, if item “a” above is not applicable, (b) the management power exercised by investors holding decision-making powers over the management of the Entity’s assets and liabilities through (i) the ownership of the majority of the quotas, shares, or other securities issued by the Entity, and/or (ii) an agreement and/or (iii) the power to appoint the majority of the members of the investment committee or similar committee that

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holds management powers over the Entity’s assets.

“Creditors” shall have the meaning contained in Clause 3.1.4.1.

“CVM” shall have the meaning contained in the Preamble of this Agreement.

“Effective Date of the Agreement” shall have the meaning contained in Clause 12 of this Agreement.

“Offering Settlement Date” means the settlement date of the offering shares (including any additional shares, excluding shares of the supplemental lot), as defined in the Preliminary Prospectus.

“Relevant Corporate Decision” shall have the meaning contained in Clause 6.1.

“Default on Investment Financing” means, by the Reference Investor, any default on a monetary obligation, filing for bankruptcy or restructuring, or the occurrence of any early maturity event under the Investment Financing, provided that it has not been remedied within the cure period provided for in the documents related to the Investment Financing.

“Modeling Order” shall have the meaning contained in the Preamble of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or a day on which commercial banks are required or authorized by Applicable Legislation to remain closed in the City of São Paulo, State of São Paulo.

“Preemptive Right” shall have the meaning contained in Clause 8.2.

“Priority Right over Business Opportunity” shall have the meaning contained in Clause 10.2.

“Executive Officer” means one or more members of the Executive Board of the Company or any of its Subsidiaries.

“Executive Board” means the Company’s Executive Board.

“End of the Lock-up Period” shall have the meaning contained in Clause 7.1.

“São Paulo State” shall have the meaning contained in the Preamble of this Agreement.

“Bylaws” means the Company’s Bylaws approved at the Extraordinary Shareholders’ Meeting held on May 27, 2024, under the condition precedent of the Settlement of the Offering, as amended.

“Joint Operation” shall have the meaning contained in Clause 10.3(ii).

“Individual Operation” shall have the meaning contained in Clause 10.3(ii).

“Investment Financing” shall have the meaning contained in Clause 3.1.4.1.

“IBGE” means the Brazilian Institute of Geography and Statistics.

“Reference Investor” shall have the meaning contained in the Preamble of this Agreement.

“Reference Investor” shall have the meaning contained in the Preamble of this Agreement.

“Investment” shall have the meaning contained in the Preamble of this Agreement.

“Anti-Corruption Legislation” means (i) the Applicable Legislation in Brazil related to the prevention and sanctioning of corruption and misconduct against the government and public property, including Federal Law 12,846, of August 01, 2013, Federal Decree 11,129, of July 11, 2022, Federal Decree-Law 2,848, of December 07, 1940, Law 8,429, of June 02, 1992, Federal Law 8,666, of June 21, 1993, Federal Law 12,529, of November 30, 2011, and Federal Law 14,133, of April 01, 2021, the Applicable

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Legislation issued by the Office of the Brazilian Federal Controller General; and (ii) any other Applicable Legislation in the jurisdictions where the respective Party operates regarding corruption, bribery, fraud, conflicts of interest, administrative corruption, violations of bidding processes and public contracts, money laundering, electoral violations, and harmful acts against the government and public property.

“Applicable Legislation” means any law, decree, decree-law, resolutions, instructions, normative instructions, declaratory acts, regulations, ordinances, norms, or any other measure issued by an Authority applicable to a certain Person or their businesses, properties, or acts, including norms and guidelines formally issued by an Authority, the Anti-Corruption Legislation, and the Anti-Money Laundering Laws.

“Brazilian Corporation Law” means Federal Law 6,404, of December 15, 1976.

“Arbitration Law” means Federal Law 9,307, of September 23, 1996.

“Anti-Money Laundering Laws” means the anti-money laundering Applicable Legislation in the jurisdictions where the respective Party operates, including the accounting and disclosure requirements provided for in such Applicable Legislation. Such as, Federal Law 9,613, of March 03, 1998, the rules, regulations, and anti-money laundering policies, enacted or applied by any Governmental Authority with jurisdiction over the respective Party.

“Lock-up” shall have the meaning contained in Clause 7.1.

“Preliminary Stage Manual” shall have the meaning contained in the Preamble of this Agreement.

“Consensus Matters” shall have the meaning contained in Clause 6.2.

“Veto Matters” shall have the meaning contained in Clause 6.3.

“Non-Compete” shall have the meaning contained in Clause 10.1.

“Business” means the public service activities of (i) water supply and (ii) sewage services, in Brazil, under Articles 3-A and 3-B of Federal Law 11,445, of January 05, 2007, as amended by Federal Law 14,026/2020.

“Notification of Business Opportunity” shall have the meaning contained in Clause 10.3(i).

“Offering” shall have the meaning contained in the Preamble of this Agreement.

“Liens” means any encumbrance, guarantee, or lien, judicial or extrajudicial, voluntary or involuntary, including any promise of sale, with our without reservation of ownership, option, right of joint sale, bond, charge, pledge, restriction, right of first offer, right of first refusal, right to match the proposal, last call right to submit a proposal, preemptive right, priority right, security right, third-party right, exclusivity right, participation right, negotiation or acquisition right, shareholders’ agreements, voting agreements, trust, mortgage, pledge, secured fiduciary sale, secured fiduciary assignment, usufruct or any other real right of enjoyment, attachment, sequestration, levy or small-estate probate, lease, sublease, licensing, loan for use, servitude, condition, disturbance or criminal trespass, or other constraints or restrictions of any nature, including encumbrances constituted as a result of contractual provision or Order, as well as any other claims that have substantially the same effects as any of the aforementioned institutes, excluding the regular application of Applicable Legislation.

“Permitted Indirect Liens” means any Liens on shares/quotas issued by the Reference Investor agreed upon by the Direct Shareholders/Quota Holders of the Reference Investor and which affects, directly or indirectly, shares/quotas issued by the Reference Investor or contracted in favor of Creditors under the Investment Financing, except (i) those agreed upon the Direct Shareholders/Quota Holders of the Reference Investor and which affect, directly or indirectly, shares/quotas issued by the Reference Investor representing a percentage greater than 50% (fifty percent) of the total voting shares/quotas issued by the Reference Investor and /or representing the Control of the Strategic Investor; or (ii) those contracted in favor of Creditors under the Investment Financing, where the enforcement of the

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respective Permitted Indirect Liens involves shares/quotas issued by the Reference Investor, directly or indirectly, of any type or class representing a percentage greater than 50% (fifty percent) of the total voting shares/quotas issued by the Reference Investor and/or representing the Control of the Strategic Investor.

Direct and indirect liens of all shares/quotas of the Reference Investor for financing purposes are permitted, subject to the rules for the sale of execution of financing guarantees provided for in Clause 3.1.4.1. in the case of shares/quotas held by the Controller of the Reference Investor or shareholder or quota holder representing a percentage greater than 50% of the voting rights issued by the Reference Investor.

The constitution of Permitted Indirect Liens shall only be valid if the Reference Shareholder previously confirms to the São Paulo State that said Permitted Indirect Liens do not violate the aforementioned rules.

The shares/quotas issued by the Reference Investor covered by items (i) and (ii) above may only be Transferred, directly or indirectly, with the consent of the State, within 60 days of the formal request. If the São Paulo State fails to respond in due time to the aforementioned request, said request will be considered as tacit approval by the São Paulo State.

Furthermore, the Direct Shareholders/Quota Holders of the Reference Investor may enter into shareholders’ agreements and voting agreements among themselves, covering up to all the shares/quotas issued by the Reference Investor, provided that the Reference Investor control transfer process outlined in this Agreement is observed.

“Permitted Liens” shall have the meaning contained in Clause 3.1.4.1.

“Public Offering for Achievement of Relevant Interest” shall have the meaning contained in Clause 9.1 of this Agreement.

“Business Opportunity” shall have the meaning contained in Clause 10.2.

“Parties” or “Party” shall have the meaning contained in the Preamble of this Agreement.

“Executed Party” shall have the meaning contained in Clause 3.1.5.

“Non-Executed Party” shall have the meaning contained in Clause 3.1.5.

“Related Parties” shall have the meaning contained in Technical Pronouncement CPC 05(R1) of the Accounting Pronouncements Committee (CPC), as approved by CVM Resolution 94, of May 20, 2022.

“Initial Reference Investor Stake” shall have the meaning contained in the Preamble of this Agreement.

“Lock-up Period” shall have the meaning contained in Clause 7.1.

“Person” means any natural or legal person, corporation, limited liability company, partnership, consortium, association, cooperative, joint venture, trust, investment fund or non-incorporated company, or any other entity or organization, including an Authority.

“Bidder” shall have the meaning contained in Clause 8.2.

“Proposal” shall have the meaning contained in Clause 8.22.

“Preliminary Prospectus” shall have the meaning contained in the Preamble of this Agreement.

“Regulation” shall have the meaning contained in Clause 17.3.

“CADE Remedies” shall have the meaning contained in Clause 11.3.

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“Additional Transfer Request” shall have the meaning contained in Clause 3.1.4.2.

“Sabesp” or “Company” shall have the meaning contained in the Preamble of this Agreement.

“Subsidiaries” means any Person directly or indirectly Controlled by the Company through one or more intermediaries of the Company, or any Person whose Control is shared or Controlled by the Company through a shareholders’ or quota holders’ agreement.

“Third Party” means any Person who is not a Party to this Agreement.

“Related-Party Transactions” means, regarding a Person, any legal businesses, negotiations, agreements, contracts, operations, transactions, and /or commercial relationships between that Person and any of its Related Parties.

“Transfer” (and its verbal variations) means any operation involving, voluntarily or involuntarily, a sale, commitment to sell, contribution, alienation, assignment (including for preemptive rights), exchange, donation, lease, lien, pledge, seizure, fiduciary alienation, sequestration, assignment of the right of possession, granting of a purchase or sale option, granting of a purchase or sale option, contribution to the share capital of another company, transfer, constitution of a Lien or loss of ownership, including, but not limited to, loss of ownership of Shares held at any time by the Shareholders via corporate reorganizations, subject to any limitations applicable to the concept, as expressly defined in this Agreement.

“Arbitration Court” shall have the meaning contained in Clause 17.4.

“Sale on the Stock Exchange” means the Transfer of any of the Shares bounded by this Agreement on B3 or any other stock exchange, organized over-the-counter market or regulated market, in Brazil or abroad, provided that such Transfer is made through regular and organized auctions regulated by CVM Resolution 135, of June 10, 2022, or through secondary public offerings of shares (registered with the CVM under the terms of CVM Resolution 160, of July 13, 2022), and/or arising from the adherence to any mandatory or voluntary public offerings to acquire shares issued by the Company, being certain that, in the event of organized auctions regulated by CVM Resolution 135, the Transfer of Shares shall only be considered as a “Sale on the Stock Exchange” if it represents a percentage less than 5% (five percent) of the Company’s total share capital and any Transfer of Shares in a percentage equal to or greater than 5% (five percent) shall be subject to the Preemptive Right conditions provided in Clause 8.2. Furthermore, an auction involving Direct Shareholders/Quota Holders of the Reference Investor or a Party Related to them will not be considered a Sale on the Stock Exchange.

1.2.            Rules of Interpretation. Except if and where expressly provided otherwise in this Agreement and its attachments:

I.                     Titles: the titles of clauses, subsections, attachments, parts, and paragraphs are for convenience only and do not affect or restrict their interpretation;

II.                    Complete and Consolidated Documents: any reference to documents, instruments, or contracts, including this Agreement, shall include (i) all attachments to the respective document, instrument, or contract; (ii) all documents, instruments, or contracts signed or issued amending or restating said documents; and (iii) all additions, substitutions, and consolidations, including their respective complements;

III.                  References to Copies: any reference to copies of documents, instruments, or contracts must be truthful, correct, complete, and legible and shall include (i) all attachments to the respective document, instrument, or contract; (ii) all documents, instruments or contracts signed or issued amending or restating said documents; and (iii) all additions, substitutions, and consolidations, including their respective complements;

IV.                  Reference to Provisions: any reference to a “Clause” shall refer to the entire clause, that is, including its sub-clauses;

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V.                   Reference to this Agreement: the terms “herein”, “in this instrument”, “according to this instrument” and similar wording shall be interpreted as referring to this Agreement in its entirety (including all attachments), as amended;

VI.                  Reference to Clauses of this Agreement: references to clauses, items, parts, sections or attachments apply to the clauses, items, parts, sections, and attachments of this Agreement;

VII.                Incorporation by Reference: the preamble and attachments are part of this Agreement and shall be in force and have the same effects as if they were expressly transcribed in the body of this Agreement, and any reference to this Agreement must include all items in the preamble and all attachments. The provisions contained in the body of this Agreement shall prevail in relation to any conflict arising from any of its attachments;

VIII.               “Or” with Alternative and Additive Meanings: the term “or” shall not be exclusive and must be interpreted with the inclusive meaning of “and/or”;

IX.                  Without Limitation: the words “include(s)”, “inclusive”, “including”, “in particular”, “particularly”, “for example”, “exempli gratia” and other similar words or expressions shall be interpreted as examples, illustrations or to put emphasis only as if accompanied by the phrase “but not limited to”, and should not be interpreted or applied as a restriction to its general use with any previous word;

X.                   Successors: any reference to any Persons includes, as applicable, their successors, beneficiaries, assignees, and heirs;

XI.                  Third Parties: any reference to “third parties” includes any Person, except the Parties, also including Related Parties of the Parties and Authorities;

XII.                Singular, Plural, and Genders: according to the context, any expressions in this Agreement shall be applied in the singular and plural sense, any text in the masculine gender shall also include the feminine gender and vice versa, and the term “any” shall also be considered as “any and all”;

XIII.               Notices: any notices to the Parties mentioned in this Agreement must be carried out according to Clause 15;

XIV.              Days: references to days (but not “business days” or “Business Days”) means the calendar days of the civil calendar;

XV.               Best Efforts: whenever the terms “best efforts”, “commercially reasonable efforts” or similar expressions are used, said efforts shall be interpreted as those commonly used by Persons operating in the same sector of activity as the Party or its Affiliates, as applicable, considering the relevant legal concepts, common market practices and the technical and financial capacity of these Persons, not including any obligation to incur extraordinary expenses or responsibilities;

XVI.              Deadlines: all deadlines, terms, or periods contained in this Agreement shall be counted excluding the date of the actual event and includes the last day of the referred deadline or period. Whenever a term in this Agreement expires on a day that is not a Business Day, this term shall be automatically extended to the Business Day that immediately follows, without any penalty to the Parties; references to “calendar” means the Gregorian calendar;

XVII.            Reference to Legislation: any reference to laws or legal provisions must include all additional Applicable Legislation enacted or sanctioned until the date of this Agreement; and

XVIII.           Dates. References to “this date”, “current date” and similar terms mean the date on which this Agreement was signed.

CLAUSE II

INVESTMENT COMMITMENT

2.1.            The Reference Investor, in this act, undertakes, directly, irrevocably and irreversibly, to acquire

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and settle [•]2 Shares corresponding to 15% (fifteen percent) of the Company’s voting and total share capital, under the irrevocable and irreversible Investment Request presented by the Reference Investor in the Offering, under the exact terms and conditions provided in section “[=]” of the Preliminary Prospectus (“Investment Commitment”).

2.1.1.     The rights and obligations related to the Investment Commitment must be fulfilled and respected, including the right to enforce the defaulting party’s obligations.

2.2.            If a positive difference exists between the Investment per Share of the Priority Allocation (as defined in the Preliminary Prospectus) offered by the Reference Investor and the Price per Share of the Follow-on Offering (as defined in the Preliminary Prospectus) (“Positive Difference”), the São Paulo State has the right to demand, after the closing of the Offering, the Reference Investor to pay the Positive Difference to the São Paulo State, of multiplied by the number of Shares acquired by the Reference Investor within the scope of the Offering.

2.2.1.     According to the rules contained in the Preliminary Prospectus, the payment of the Positive Difference must be guaranteed by a private guarantee instrument, to be presented by the Reference Investor in favor of the São Paulo State within the scope of the Follow-on Offering and will be valid until the effective payment, according to the procedure established in the Follow-on Offering Documents.

2.3.            The State will notify the Reference Investor, in writing, about the requirement to pay the Positive Difference, providing details of the amount due. This notification may be issued as soon as the non-payment is confirmed after the closing of the Offering and the payment must be made by the Reference Investor within a maximum of 10 (ten) Business Days from the date on which the notification was received.

2.4.             In the event of a delay in the payment of the Positive Difference within the deadline established in Clause 2.2 above, (i) the value of the Reference Investor’s debt will be accrued by an interest rate of 1% (one percent) per month, calculated pro rata die from the date in which the payment or disbursement was due until the effective payment date, plus a late payment fine of 5% (five percent) of the amount due, and paid to the São Paulo State; and (ii) The Reference Investor will lose the benefit of the rights provided in this Agreement, notwithstanding the ongoing enforceability of the established obligations and liens, until the total amount of the debt, including the interest and fine described in item (i) above, is paid in full.

CLAUSE III

RESTRICTED SHARES

3.1.            Restricted Shares. The Parties acknowledge, declare, and guarantee that, as of the Effective Date of the Agreement (including this date), all the Restricted Shares shall be fully bound to this Agreement, regardless of any formality. The Restricted Shares grant their holders the rights and advantages established in the Company’s Bylaws, the Brazilian Corporation Law, and, in particular, this Agreement.

3.1.1.       Shares currently held by Shareholders3. Upon the Settlement of the Offering, Shareholders will hold Restricted Shares in the proportion below:

Shareholder	Restricted Shares	% of Restricted Shares
São Paulo State	[=]	[=]
Reference Investor	[=]	[=]
Total	[=]	[=]

3.1.2.       Each Shareholder shall declare and guarantee, on the Offering Settlement Date, that: (i) they are the holder and legitimate owner of the Restricted Shares, as described in Clause 3.1.1; (ii) the Restricted Shares are free and clear of any Liens (except by this Agreement or as permitted by this

2 Note: the number of shares will be included and disclosed in the Preliminary Prospectus.

3 Note: information to be completed on the date this Agreement is signed.

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Agreement); and (iii) there are no judicial or administrative procedures that could, in any way, even if indirectly, affect or restrict the free exercise of the rights and prerogatives inherent to their Restricted Shares.

3.1.3.       New Shares. The Shareholder who acquires additional Shares to the Restricted Shares indicated in item 3.1.1 after the current date must ensure that, through said acquisition and as a condition for the registration of such Shares on behalf of the respective Shareholder, the Company records and registers, in the respective corporate books, the fact that said new Shares are bound by the terms of this Agreement (except for the provisions of CLAUSE VII - Lock-up and CLAUSE VIII - Transfers after the Lock-Up Period).

3.1.4.       Voluntary Encumbrance of Shares. During the Lock-up Period, except for the Permitted Liens and Permitted Indirect Liens, Shareholders will not be able to create, promise, attempt to create, or be allowed to create, directly, an Liens on the Shares held by them (or on any rights inherent to said Shares, including subscription rights), unless expressly authorized by the other Shareholder, except for Permitted Liens and Permitted Indirect Liens.

3.1.4.1. Notwithstanding the provisions above, the Reference Investor may establish a Lien on all its Restricted Shares (“Permitted Lien”) exclusively for the benefit of the creditor(s) of the financing obtained to carry out the Investment, the refinancing of the Investment and/or any other funds raised to finance the acquisition of the Shares, including through derivatives (“Creditors” and “Investment Financing”, respectively). In the event the Reference Investor fails to comply with the Investment Financing during the Lock-up Period, (i) the equivalent of 20% (twenty percent) of the Initial Reference Investor Stake may be freely Transferred from the Reference Investor to the Creditors, who may, in turn, Transfer to any Third Party; and (ii) the remaining stake held by the Reference Investor not covered by item (i) above may only be Transferred from the Reference Investor to the Creditors, or to any Third Party with the consent of the São Paulo State, to be expressed within 60 days of the formal request (“Additional Transfer Request”).

3.1.4.2. In the absence of a response, by the São Paulo State, to the Additional Transfer Request in due time, a tacit approval will be considered for the São Paulo State regarding said request.

3.1.4.3. The contracts for Investment Financing must require each Creditor to notify the São Paulo State, under the terms of this Agreement, of any event of Non-Compliance with the Investment Financing by 1 (one) Business Day from the date of said event.

3.1.4.4. If any Transfer of Shares occurs within the scope of item (i) Clause 3.1.4.1 above, the rights and obligations of this Agreement shall not apply to said Transfers and will not be transferred to the acquirers of the Shares, and said Shares shall no longer be part of the Restricted Shares under this Agreement. Additionally, if any Transfer of Shares occurs within the scope of item (ii) of Clause 3.1.4.1 above, the validity and performance of the Transfer of Shares to the acquirer require that the latter adhere to this Agreement jointly or in replacement of the Reference Investor, as applicable. Furthermore, a Transfer of Shares under the Additional Transfer Request must include the entire Initial Reference Investor Stake then held by the Reference Investor.

3.1.5.       Involuntary Encumbrance of Shares. If, notwithstanding the provisions of Clause 3.1.4, any Shares held by a Shareholder are pledged or otherwise subject to any restriction, including by virtue of a court order, then such Shareholder (“Executed Party”) must (i) inform this fact to the other Shareholder (“Non-Executed Party”) immediately after gaining awareness of the fact and (ii) take all necessary legal measures to release said Shares from the Lien in the shortest amount of time, including by replacing said Shares with another asset or carrying out the settlement of the debt that resulted in the respective Lien.

3.1.5.1.  In the event any Transfer of Shares occurs within the scope of this Clause 3.1.5, (i) the rights under this Agreement shall not be transferred to the acquirers of the Shares; and (ii) the Reference Investor must pay a fine equivalent to 20% of the closing Share price on B3 on the

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Business Day immediately preceding the Transfer, multiplied by the number of Shares Transferred.

3.1.6.       Enforcement. If the Executed Party is unable to (i) release or cancel the Lien, or (ii) replace the pledged Shares with another asset or bank guarantee, due to omission or any other reason, the Executed Party must, without prejudice to the Non-Executed Party also adopting measures in this regard, obtain a court order to send a notification to the Non-Executed Party offering it the preemptive right to acquire the pledged Shares, under Article 861, II, of the Code of Civil Procedure.

3.2.            Company Obligations and Compliance with the Agreement. The Company commits and undertakes to comply, and the Shareholders undertake to ensure that the Company complies with any and all provisions of this Agreement during the course of its validity. The Company may not (a) register, consent, or ratify, and the Shareholders commit to ensuring that the Company does not register, consent, or ratify, any vote or approval by the Shareholders or Binding Board Members, or (b) perform or fail to perform any act that violates or is inconsistent with the provisions of this Agreement or that, in any way, may jeopardize the rights of Shareholders provided in this Agreement.

3.2.1.       According to Article 118, paragraph 8, of the Brazilian Corporation Law, the Chair of the Company’s Shareholders’ Meeting and the Chair of the Board of Directors’ Meeting, as applicable, shall not count any vote cast in disagreement with the provisions of this Agreement. According to Article 118, paragraph 9, of the Brazilian Corporation Law, the harmed Shareholder shall have the right to vote with the shares belonging to the absent or omitted Shareholder or, in at meetings held by the Company’s management bodies, by the absent or omitted Binding Board Member.

3.2.2.       In the event the exercise of the right to vote by any of the Parties (or by their respective representatives in the Company’s management bodies), is in disagreement with the provisions of this CLAUSE III, it shall be considered a breach of the Agreement and, notwithstanding any other right provided in this Agreement or Applicable Legislation, the innocent Party(ies) shall be allowed to enforce, individually or jointly, as applicable and at their sole discretion, the breached obligation and to claim the losses and damages they may be entitled to, as applicable.

CLAUSE IV

VOTING EXERCISE IN CORPORATE RESOLUTIONS

4.1.            Binding Votes. The Shareholders irrevocably and irreversibly agree and commit to exercise, and ensure that Binding Board Members exercise, the voting right conferred to them by the Brazilian Corporation Law, the Company’s Bylaws, and this Agreement by virtue of their ownership of Restricted Shares, in relation to the election of Administrators (under the terms of Clause V), and any of the Consensus Matters and Veto Matters (under the terms of Clause VI).

4.2.            Prohibition of Competing Agreements. The Parties commit to use their voting rights relating to their Restricted Shares for the faithful and full compliance with the provisions contained in this Agreement, with the prohibition of any of the Parties from entering into, as of this date, other shareholders’ agreements involving the Company with provisions that limit, harm, affect or compete with the rights provided in this Agreement.

CLAUSE V

COMPANY’S MANAGEMENT

5.1.            Null Votes. In the event any of the Board Members exercises their respective right to vote in disagreement with the provisions of this Agreement, said voting exercise shall be considered null and void, and the Chair of the Board of Directors’ Meeting, within his/her attributions, shall disregard said vote, according to Clause 3.2.2.

5.2.            Board of Directors. Subject to applicable legal and statutory provisions, the Company’s Board of Directors will be comprised of 9 (nine) members, with a unified office term of 2 (two) years.

5.2.1.     Shareholders must exercise their voting rights to elect the members of the Board of Directors through a slate comprised of (i) 3 (three) members appointed by the Reference Investor, (ii)

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3 (three) Independent Members, according to the criteria established by B3’s Novo Mercado Regulation (“Independent Board Members”); and (iii) 3 (three) members appointed by the São Paulo State.

5.2.1.1.               In the event that a multiple voting process is adopted, the slate must indicate the order in which the candidates must be elected, observing the order of priority listed in Clause 5.5.1 below.

5.2.1.2.               The nomination of members to the Board of Directors must comply with other regulations applicable to the Company, such as the rules of the CVM, B3’s Novo Mercado Regulation, the New York Stock Exchange, and the Securities and Exchange Commission.

5.2.1.3.               The Reference Investor shall have the right to nominate the member who will occupy the role of Chair of the Board of Directors and the São Paulo State is obliged to ensure its Binding Board Members vote in favor to elect the Chair of the Board of Directors nominated by the Reference Investor.

5.2.1.4.               The Independent Board Members must be jointly nominated by the Reference Investor and the São Paulo State Government, according to the procedure explained in Clause 5.3 below. For clarification purposes, the Independent Board Members will not be bound by the voting obligations of this Agreement.

5.2.1.5.               The São Paulo State will not be able to nominate as an Independent Board Member (i) a representative of the regulator to which the Company is subject, a Minister of State, a Secretary of State, a Municipal Secretary, holders of special positions or higher management/advisory roles in public administration, a statutory leader of a political party and a holder of a mandate in the Legislative Branch of any federal entity, even if in leave of absence from the position; (ii) a person who has worked, in the last 36 (thirty-six) months, as a participant in the decision-making structure of a political party or in a related position to the organization, structuring and carrying out electoral campaigns or who holds a role in a trade union organization; (iii) a person who has signed a document as a supplier or buyer, or demanding or offering party of goods or services, of any nature, with the Company in less than 3 (three) years prior to the nomination date; (iv) a person who has/may have any type of conflict of interest with the Company; and (v) a blood relative or similar relatives up to the third degree of the persons listed above. Furthermore, among the 3 (three) members the São Paulo State has the right to nominate, under Clause 5.2.1 (iii) above, at least 2 (two) members must have a minimum experience of 5 (five) years in the utilities sector.

5.2.1.6.               The São Paulo State commits to not nominate and ensures that its Binding Board Members do not nominate candidates for the position of the Company’s Chief Executive Officer.

5.2.1.7.               Candidates nominated by Shareholders for the departments responsible for providing basic sanitation services (which, in the Company’s current statutory executive board consists of the positions of Engineering and Innovation Officer and Operation and Maintenance Officer) must have at least 10 (ten) years of experience in the utilities sector.

5.3.            Waiver of the Multiple Voting Process. The Shareholders hereby irrevocably and irreversibly waive the right to request the election of members of the Board of Directors through the multiple voting process, under Article 141 of the Brazilian Corporation Law, unless they expressly agree that this mechanism is convenient to ensure the election of a greater number of Binding Board Members in view of the election of board members by the Company’s other shareholders.

5.4.            Procedure for Selecting the Independent Board Members. Before electing the Board of Directors, Shareholders must select the 3 (three) candidates for the positions of Independent Board Members of the Company’s Board of Directors. The procedure to select the 3 (three) candidates is as follows:

(i)	the Reference Investor must, within at least 30 (thirty) Business Days before the expected date in which the Company’s Board of Directors’ Meeting to decide on the slate of candidates for the Board of Directors to be backed by the Company’s management, present to the São Paulo

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State a list of 3 (three) or more potential candidates for the positions of Independent Board Members;

(ii)	the São Paulo State must, within 10 (ten) Business Days from the receipt of the list presented by the Reference Investor (a) accept the 3 (three) candidates nominated by the Reference Investor; or (b) choose 2 (two) candidates from the list presented by the Reference Investor and present to the Reference Investor a list with an additional 2 (two) or more potential candidates for the remaining positions of Independent Board Member;

(iii)	the Reference Investor must, within 10 (ten) Business Days from receipt of the list from the São Paulo State, agree with 1 (one) candidate from said list, therefore concluding the selection of the 3 (three) candidates for the positions of Independent Board Member.

5.5.            Shareholders commit to exercise their voting rights at the Company’s Shareholders’ Meetings to elect the largest number of directors nominated under this Clause 5.2, including the adoption of a multiple voting and/or separate voting process upon request by a shareholder who is not a signatory to this Agreement, under the terms of the Brazilian Corporation Law.

5.5.1.          In the event said procedure(s) is(are) adopted, the Reference Investor shall act as a representative of both Shareholders to resolve on the election of the Board of Directors and must allocate the votes of both Shareholders in the candidates nominated by the Shareholders according to the order of slate, alternately, in which (i) the first candidate is nominated by the São Paulo State; (ii) the following 3 (three) candidates are nominated by the Reference Investor; (iii) 1 (one) candidate is nominated by the São Paulo State; (iv) the 3 (three) candidates for Independent Board Members are nominated by the Shareholders (or, as applicable, 2 (two) candidates for Independent Board Members are nominated by the Reference Investor and, subsequently, 1 (one) candidate for Independent Director is nominated by the Sao Paulo State); and (iv) 1 (one) remaining candidate is nominated by the São Paulo State.

5.6.            Voting Manifestation. The Shareholders commit to ensure that the Board Members appointed by them, to the extent legally possible (a) are present at the Board of Directors’ Meeting, and (b) manifest their opinions and votes at said meetings according to the provisions of this Agreement.

5.7.            Replacement of Board of Directors Members. Shareholders may replace, at any time and without justification, the member(s) of the Company’s Board of Directors indicated by them (except for Independent Board Members and including, for the Reference Investor, the Board Member who occupies the role of Chair of the Board of Directors), and the other Shareholders are hereby obliged to vote in favor to elect the replacement appointed by the other Shareholder under the terms of this Agreement. The same procedure must be observed by the Parties when renewing the term of office for the members of the Board of Directors, when expired.

5.8.            Vacancy and Impediment. In the event of a vacant position for a member of the Board of Directors (including, for the Reference Investor, the Board Member who occupies the role of Chair of the Board of Directors), the members of the Board of Directors nominated by the Reference Investor and the São Paulo State must combine their votes to elect a substitute member for the remaining mandate term of the substituted member and to be chosen by the Shareholder who nominated the absent member to complete the mandate. Notwithstanding the above, Shareholders must ratify the decision indicated above at the Shareholders’ Meeting convened to resolve on said matter. For the purposes of this Agreement, it means:

(i)	An absent Board Member is one who (a) resigns or is removed from his/her position; (b) fails to perform his/her duties or is prevented from performing his/her duties for a period longer than 30 (thirty) consecutive days, except if a justification is accepted by the majority of the other members of the Board of Directors; and/or (c) is absent for 3 (three) consecutive or 6 (six) alternate meetings without a justification accepted by the majority of the other members of the Board of Directors; and

(ii)	A Board Member under impediment is one who, for any reason or event, (a) has passed away; (b) has been legally declared incapable of performing civil acts; and/or (c) falls within the legal

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circumstances of impediment, including those provided in article 147 of the Brazilian Corporation Law and Article 2 of Attachment K of CVM Resolution 80, unless a waiver is granted by the Shareholders’ Meeting, when permitted.

5.9.            Exercise of the Right to Vote in Related-Party Transactions. At the Shareholders’ Meetings or Board of Directors’ Meetings in which the approval of any Related-Party Transaction is on the agenda, Shareholders or Board Members with conflicts of interest for the approval of the matter shall abstain from participating and voting on the respective resolution, in addition to observing other applicable procedures established by the Company’s Related-Party Transactions and Conflict of Interest Policy. Having observed the competitiveness of a proposal from a Related Party, as provided in the Company’s Related-Party Transactions and Conflict of Interest Policy, the unimpeded Shareholders or Board Members, as applicable, shall make assessments based on technical criteria, observing the Company’s best interest. The resolutions taken by the Shareholders’ Meeting or the Board of Directors’ Meeting shall be based on technical aspects of their decisions.

CLAUSE VI

BINDING VOTES

6.1.            Binding Votes. The exercise of votes by Shareholders and Binding Board Members for the corporate resolutions referred to in Clauses 6.2 and 6.3 below, at any of the Company’s Shareholders’ Meeting or Board of Directors’ Meeting, as applicable (indistinctly, a “Material Corporate Resolution”), must be carried out in strict compliance with the voting instructions and under the procedure of this Clause VI, which will bind the Shareholders (and the Shareholders’ representatives at the Shareholders’ Meetings) and the Binding Board Members.

6.2.            Consensus Matters among Shareholders. Shareholders and Binding Board Members may only vote in favor at the Shareholders’ Meetings and at the Board of Directors’ Meetings, as applicable, on the matters listed below if both Shareholders have agreed to vote in favor of a Material Corporate Resolution (“Consensus Matters”):

a)	amendments to the Company’s Bylaws involving changes in its corporate purpose (except to include activities related to the ones already carried out by the Company or its Subsidiaries, or to comply with Applicable Legislation), duration period, change in authorized share capital, composition, attributions and functioning of management bodies, rules related to the Public Offering for Achievement of Relevant Interest and/or to limit voting rights;

b)	voting for a possible exemption from the obligation to carry out a Public Offering for Achievement of Relevant Interest;

c)	transformation, liquidation, dissolution, bankruptcy, judicial or out-of-court reorganization of the Company;

d)	delisting from the Novo Mercado segment or canceling the Company’s registration as a publicly listed company;

e)	changes to the Related Parties Transaction Policy;

f)	changes to the Profit Allocation and Dividend Distribution Policy; and

g)	changes to the Company’s employee pension plan.

6.3.            Right of Individual Veto. The São Paulo State and the Reference Investor, individually, may veto proposals for business combinations, incorporations, incorporations of shares, mergers, or any other corporate reorganization and transfer of assets or liabilities, corporate interests, rights or duties involving, on one side, the Company and/or its Subsidiaries and, on the other, the São Paulo State or the Reference Investor, the Direct Shareholders/Quota Holders of the Reference Investor and/or its Affiliates (“Veto Matters”).

6.3.1.     For clarification purposes, if the party involved in the transaction with the Company or

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its Subsidiaries is the São Paulo State, the Reference Shareholder shall have the right to veto, and if the party involved Ain the transaction is the Reference Shareholder, the São Paulo State shall also have the right to veto.

6.4.            Procedure for Determining Instructions for Binding Vote – Consensus Matters:

6.4.1.       If the Material Social Resolution includes a Consensus Matter in its agenda, each Shareholder must send to the other Shareholder, up to 5 (five) Business Days in advance of the Material Corporate Resolution, a notification containing the respective voting instruction (to vote in favor, against or to abstain) for the Material Corporate Resolution.

6.4.2.       If the notification of both Shareholders contains the voting instruction in the same direction, the voting instruction contained in the notifications shall be considered final for the purposes of Binding Votes for Shareholders and Binding Board Members, as applicable.

6.4.3.       If the notification to Shareholders contains a different voting instruction (for example, one Shareholder indicates the intention to vote in favor and the other Shareholder indicates the intention to vote against the Material Corporate Resolution), the Shareholders must, by up to 2 (two) Business Days before the Material Corporate Resolution (“Consensus Composition Deadline”), discuss the matter and reach, in good faith, a consensus on the voting instruction for the Consensus Matter.

6.4.4.       If the Shareholders reach a consensus on the voting instruction within the Consensus Composition Deadline, the instruction must be formalized in writing, and signed by both Shareholders and will be considered final for the purposes of Binding Votes for Shareholders and Binding Board Members, as applicable.

6.4.5.       If the Shareholders do not reach a consensus on the voting instruction within the Consensus Composition Deadline, the Shareholders or Binding Board Members, as applicable, must propose and vote in favor of removing the Consensus Matter from the agenda of the Material Corporate Resolution. If the Shareholders or Binding Board Members, as applicable, do not have the required votes to remove the Consensus Matter from the agenda, the Binding Vote for Shareholders or Board Members, as applicable, shall necessarily be to vote against the Material Corporate Resolution.

6.5.            Procedure for Determining Instruction for Binding Vote – Veto Matters:

6.5.1.       If the Material Corporate Resolution includes a Veto Matter in its agenda, the Shareholder not involved in the transaction, according to Clause 6.3 above, must send to the other Shareholder (involved in the transaction), by up to 36 (thirty-six) hours in advance of the Material Corporate Resolution, a notification containing the respective voting instruction (to vote in favor or against) for the Material Corporate Resolution.

6.5.2.       If the notification from the Shareholder not involved in the transaction indicates a voting instruction, the Shareholders or Binding Board Members, as applicable, must propose and vote in favor of removing the Veto Matter from the agenda of the Material Corporate Resolution. If the Shareholders or Binding Board Members, as applicable, do not have the required votes to remove the Veto Matter from the agenda, the Binding Vote for Shareholders or Board Members, as applicable, shall necessarily be to vote against the Material Corporate Resolution.

6.5.3.       If the notification from the Shareholder that is not involved in the transaction indicates that it will not veto the Material Corporate Resolution, all Shareholders will be free to vote as they desire in the Material Corporate Resolution.

6.6.            The notifications referred to in Clauses 6.4 and 6.5 must be sent to the email address(es) indicated by each Shareholder for this purpose, which may be occasionally amended by means of a communication sent by one Shareholder to the other Shareholder, with a copy to the Company’s Binding Board Members.

6.7.            Commitment to call a Shareholders’ Meeting after the Offering The Shareholders commit, as soon as possible after the Offering and, as applicable, after the Investment has been approved by CADE

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(according to Clause XI below), to ensure that the Board of Directors call a Shareholders’ Meeting to replace and elect new members of the Company’s Board of Directors, and the Shareholders must proceed with nominations for the list of candidates and voting regarding the Restricted Shares at the Shareholders’ Meeting, under Clause V of this Agreement.

6.7.1.     Additionally, if the Reference Investor informs the São Paulo State of its intention to propose an amendment to the Bylaws at the Company’s Shareholders’ Meeting, aimed at changing the shareholding percentage from 30% (thirty percent) to 20% (twenty percent) that obligates a public offering to be carried out upon reaching a relevant shareholding, as provided in the caput and paragraphs seven, nine, ten and eleven of Article 56 of the Bylaws, in which the São Paulo State commits to (i) ensure that the Binding Board Members appointed by it to vote in favor of calling a Shareholders’ Meeting for the Company to resolve on the aforementioned changes, and (ii) vote in favor of such changes to the Bylaws at the Shareholders’ Meeting, subject to the provisions of Clause 6.8 below.

6.8.            Voting Instruction. Notwithstanding the obligation to abstain required for Shareholders and/or Binding Board Members provided in Clause 5.12 and in other situations established in Applicable Legislation and/or the Bylaws, Shareholders expressly agree that the voting instruction under the procedure in Clauses 6.4, 6.5 and 6.7 above, as applicable, shall bind all Shareholders (concerning Restricted Shares and Free Shares) and all Binding Board Members, including those absent and dissenting from the Material Corporate Resolution, regardless of the percentage of Shares held individually by each Shareholder. Therefore, Shareholders are obliged to exercise their voting rights (including for their Free Shares) and to ensure that Binding Board Members exercise their votes, in the same sense approved in the Binding Vote.

6.8.1.       Subject to the provisions of Clause 6.8.2 below, the Shareholders hereby irrevocably and irreversibly, according to Article 118, paragraph 9, and Article 126, paragraph 1, of the Brazilian Corporation Law, grant each other powers to, solely and exclusively, be represented by one another at any Shareholders’ Meeting in which one of the parties are absent, regarding any and all Consensus Matters or Matters Determined by an Individual Shareholder, to exercise their voting rights in accordance with the Binding Votes. The powers granted herein shall be valid for the granting Shareholder so long as this Agreement remains in effect, according to Article 118, paragraph 7, of the Brazilian Corporation Law.

6.8.2.       The instructions for Binding Votes must be communicated to the presiding board of the Material Corporate Resolution by 24 (twenty-four) hours before the Material Corporate Resolution.

6.9.            Noncompliance with this Policy. The eventual exercise, by any of the Shareholders (or Binding Board Members), of the right to vote in the Material Corporate Resolution in disagreement with the provisions established herein, shall bind the Chair of the Shareholders’ Meeting and the Chair of the related Board of Directors’ Meeting, respectively, under the terms of Article 118, paragraphs 8 and 9, of the Brazilian Corporation Law, to (a) not compute the vote cast by Shareholders or Binding Board Members that violate the provisions of this Agreement or that differs from the instructions for Binding Votes; and (b) declare, at the Shareholders’ Meeting or at the Board of Directors’ Meeting, the invalidity of the vote cast by the dissenting Shareholders or Binding Board Members that violate the provisions of this Agreement or the instructions for Binding Votes. However, if the Chair of the Shareholders’ Meeting or the Board of Directors’ Meeting accepts the aforementioned vote, and this acceptance is decisive for the voting result, the decision taken must be considered null and void, not binding the Shareholders or the Company’s management. If necessary, the harmed Shareholder or member of the Board of Directors shall be responsible for taking the necessary measures for said nullity to be declared by the competent arbitration or legal court.

6.9.1.       Notwithstanding the above, if any Binding Board Member fails to express his/her vote in the same direction as the Binding Vote instruction, the Shareholder who nominated said member may be requested by any other Shareholder to effectively promote a new nomination to replace said Board Member. This applies to all binding dissidents, as many times necessary, to ensure the prevalence of Binding Votes.

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CLAUSE VII

LOCK-UP

7.1.            Lock-up. Subject to the exceptions provided in this Agreement, Shareholders shall not be able to Transfer, in any capacity, entirely or partially, or constitute a Lien on any Shares or rights conferred to Shares or securities convertible into Shares, until December 31, 2029 (“Lock-up” and “Lock-up Period”). Transfers will be allowed after the Lock-up period, subject to the provisions of Clause 8 of this Agreement.

7.1.1. The Lock-up obligation shall also apply to Transfers involving shares/quotas issued by the Reference Investor representing a percentage greater than 50% (fifty percent) of the total shares/quotas with voting rights issued by the Reference Investor and/or that represent a Strategic Investor Control.

7.1.2.     The Lock-up obligation shall not apply to (i) Transfers carried out by Shareholders and Shareholders/Quota Holders of the Reference Investor among themselves and/or their respective Affiliates; and (ii) the constitution and exercise of rights and/or execution of Permitted Liens and/or Permitted Indirect Liens.

7.1.3.     Regarding the Reference Investor, the Lock-up obligation shall only apply to the Initial Reference Investor Stake and shall not apply to additional Shares that the Reference Investor may hold during the Lock-up Period.

CLAUSE VIII

TRANSFERS AFTER THE LOCK-UP PERIOD

8.1.            Transfer of Shares. Each of the Shareholders hereby agrees that the Transfer of any of their Shares shall not be permitted, and the Company shall not be able to register any Transfer in its corporate documents or books, except under the provisions of this Agreement. Any Transfer of Shares or rights to subscribe to additional Shares by Shareholders, voluntarily or involuntarily, directly or indirectly, shall be subject to the provisions of this Agreement.

8.2.            Private Sale – Shareholders’ Preemptive Right. Subject to the provisions of this Agreement, in the event any Shareholder (“Offering Shareholder”) desires to carry out a private Transfer of its Shares after the Lock-up Period (other than a Sale on the Stock Exchange) and receives a written firm proposal (“Proposal”) from a Third Party (“Bidder”), the Offering Shareholder shall provide a written notification (“Notice”), as soon as possible and no later than by 5 (five) days of receipt of the Proposal, to the other Shareholder (“Offered Shareholder”), with a copy to the Company, containing all the terms and conditions of the Proposal, including, but not limited to, the name of the Bidder, number and type of Shares involved (“Offered Shares”), proposed Share price, payment method and payment deadline. The Notice shall be considered an irrevocable offer by the Offering Shareholder to sell all (and no less than all) of the Offered Shares to the Offered Shareholder, under the same conditions contained in the Proposal (“Preemptive Right”).

8.2.1.     Within 10 (ten) days from the receipt of the Notice, the Offered Shareholder must submit a written notification to the Offering Shareholder, with a copy sent to the Company, indicating if they desire to:

(i)                    exercise the Preemptive Right over all the Offered Shares; or

(ii)                   waive their Preemptive Right (and the absence of said notification within the established period shall be understood as a waiver of the Preemptive Right), and the assignment of such right to Third Parties will not be permitted, informing if they agree or not with the adhesion of said Bidder to the Agreement.

8.2.2.     The Transfer of the Offered Shares, subject to the provisions of this Clause, must be carried out within 10 (ten) days from the end of the period established in Clause 8.2.1 above.

8.2.3.     If the Offered Shareholder does not exercise its Preemptive Right over the Offered

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Shares by the end of the period established in Clause 8.2.1 above, the Offering Shareholder shall be free to transfer the Offered Shares to the Bidder, under the terms of the Proposal, within 10 (ten) days immediately following the end of the period established in Clause 8.2.1 above.

8.2.4.     At least 5 (five) Business Days after the closing of the Transfer of Offered Shares transaction, the Shareholders involved in the transaction must send the Company all documents proving the terms, conditions, price, and payment of the Transfer of Offered Shares to the Bidder.

8.2.5.     In the event of any changes to the terms and conditions of the Proposal by a Third Party for the acquisition of Restricted Shares from the Offering Shareholder, the Offering Shareholder must notify the Offered Shareholder once again so it has the option to exercise the Preemptive Right provided in Clause 8.2, even if the initial term for the exercise of the Preemptive Right has ended without any manifestation from the Offered Shareholder.

8.3.            Authorized Transfers. The Preemptive Right does not apply to (i) Sales on the Stock Exchange provided that said Sales on the Stock Exchange comply with the provisions of Clause 8.3.1 below; (ii) Transfers of Shares carried out by Shareholders and/or their respective Affiliates; and (iii) the constitution and exercise of rights and/or execution of Permitted Liens and/or Permitted Indirect Liens over the Shares. To avoid doubts, the Preemptive Right does not apply to any indirect Transfers, including those involving shares/quotas issued by the Reference Investor.

8.3.1.       The unbinding of Shares held by Shareholders for the purposes of a Sale on the Stock Exchange shall be automatic and only as strictly necessary for said Sale on the Stock Exchange and Shares not sold after 10 (ten) days from the unbinding date will automatically be reinstated as Restricted Shares to this Agreement. The referred Shareholder, with the cooperation of the other Shareholder as necessary, must promptly notify the Bookkeeping Agent and adopt any other necessary measures, including a contact made by the Company’s management, to arrange both the unbinding for the purposes of a Sale on the Stock Exchange, as well as the respective endorsements for the reinstating the restriction of unsold Shares. After a Sale on the Stock Exchange, the referred Shareholder must, on the same date, submit a written notification to the other Shareholder and to the Company informing the number of Shares sold, jointly with a copy of the notification(s) sent to the Bookkeeping Agent requesting the formalization of the unbinding of Shares and the possible reinstatement the restriction of unsold Shares, as applicable.

8.4.            Acquisition by a Third Party. Except regarding the situation contained in Clause 8.3 above, any Third Party that acquires Shares held by an Offering Shareholder, under the terms established herein, must, before the effective Transfer, submit a written agreement that it is an unconditionally restricted party to the terms of this Agreement, as occasionally amended, provided that the Offered Shareholder has agreed to the adhesion of said Third Party to the Agreement, according to the provisions of Clause 8.2.1(ii) above. If the Offered Shares do not represent the entirety of the Shares held by the Offering Shareholder, all rights and obligations of the Offering Shareholder under the terms of this Agreement shall be exercised by the Offering Shareholder, jointly with the Third-Party acquirer.

8.5.            Invalid Transfers. Any Transfer of Shares that violates the terms of this Agreement shall not be considered valid, being therefore prohibited (a) its registration by the bookkeeping agent of securities issued by the Company; and (b) the exercise, by the transferee, of the corresponding voting right or any other right guaranteed by the Shares, including preemptive rights for the subscription of Shares or securities convertible into Shares.

8.6.            Transfer to Competitors. Notwithstanding other rules of this Agreement regarding the Transfer of Shares, the São Paulo State is prohibited from carrying out any Transfer of its Shares to any Party acting in its same line of Business (“Competitor”). In the event of a Transfer of Shares by the São Paulo State, the Third Party acquiring said Shares must provide a declaration that it is not a Controlled, a Controlling or under common Control of a Competitor, under penalty of compensating the other Reference Investor and having the Transfer considered ineffective for all purposes.

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CLAUSE IX

PUBLIC OFFERING FOR ACHIEVEMENT OF RELEVANT INTEREST

9.1.            Obligation to Issue a Public Offering. If any of the Shareholders need to carry out or request a registration for a public offering with the CVM, as applicable, arising from the acquisition of all shares issued by the Company under the provisions of the Bylaws (“Public Offering for Achievement of Relevant Interest”), said Shareholder shall be responsible for launching and registering the Public Offering for Achievement of Relevant Interest and all costs involved therein including, but not limited to, the acquisition of all shares, the hiring of an intermediary institution, advisors and payment of any fees and costs involved in the transaction.

9.1.1.     In the event the Shareholder responsible for launching the Public Offering for Achievement of Relevant Interest becomes the holder of the percentage established in Article 56 of the Bylaws, it shall have a period of 60 (sixty) days to dispose of the surplus shares, to not incur in the obligation to launch the Public Offering for Achievement of Relevant Interest and, in lack of compliance, this Agreement will be automatically terminated.

CLAUSE X

NON-COMPETING AND PRIORITY RIGHT OVER BUSINESS OPPORTUNITIES

10.1.        As of January 1, 2025, so long as this Agreement is in force, the Reference Investor and its Controllers agree they must carry out any and all new Business Opportunities (as defined below), in the State of São Paulo that the Reference Investor and its Controllers identify with, or are presented to them by Third Parties, solely and exclusively through the Company, without engaging or investing (including as a partner, shareholder, administrator, employee, consultant or representative), through any of its Affiliates or Third Parties, in activities covered by the Business in the State of São Paulo (“Non-Competing Agreement”).

10.1.1.                For clarification purposes, the Non-Competing Agreement will not cover (i) financing/credit granting activities by financial institutions for its customers; and (ii) any Party who cumulatively (a) is an open investment fund with at least 50 (fifty) quota holders, (b) holds a shareholding interest in at least 5 (five) publicly-held companies whose shares are admitted to trading on a stock exchange, in which the shares issued by the Company must not represent more than 20% of the equity of the respective fund, and (c) is not part of a shareholders’ agreement, investment agreement or any instrument or contract regulating the exercise of voting rights regarding the Company.

10.2.        Notwithstanding the provisions above, as of January 1, 2025, and as long as this Agreement is in force, if the Reference Investor and its Controllers come to identify or are presented, by Third Parties, an opportunity to develop or participate in initiatives, opportunities, ventures, investments, or equity interests involving a Business in Brazil (but outside the State of São Paulo), whose investment vehicle or business operates or intends to operate in any municipality or group of municipalities with a total population of more than 50,000 (fifty thousand) inhabitants according to the most recent data from the IBGE, in a public-private partnership, concession or privatization project (“Business Opportunity”), the Reference Investor and its Controllers may not proceed with the Business Opportunity without first offering the Company the option for said Business Opportunity to be developed according to the provisions described in Clause 10.3 below (“Priority Right over Business Opportunities”).

10.3.        Priority Right over Business Opportunities. For the purposes of Clause 10.2, in the event that the Reference Investor and its Controllers are interested in developing a Business Opportunity, the following procedure must be followed:

(i)	The Reference Investor and its Controllers, as applicable, must submit a written notification to the Company’s Board of Directors before formalizing any commitment, presenting a formal intention, engaging or signing any definitive contract to carry out the Business Opportunity (“Notification of a Business Opportunity”). The Notification of a Business Opportunity must contain the following: (a) a detailed description of the Business Opportunity; (b) the name (or corporate name) and address (or registered office) of potential partners; (c) the assessment of the Business Opportunity, indicating the estimated required investment, along with a copy of all

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materials provided by accounting companies, banks, co-investors, auditors, when available; (d) the main terms and conditions of the Business Opportunity, if available; (e) the eventual investment structure for the Business Opportunity under a Partnership Exploration regime (as defined below) by the Reference Investor, its Controllers and the Company; and (f) any other terms and conditions relevant to evaluate the Business Opportunity, as applicable;

(ii)	Upon receipt of a Notification of a Business Opportunity, the Company’s Board of Directors must choose among the following options regarding the exercise, by the Company, of the Priority Right over Business Opportunities: (a) exploration of the Business Opportunity in partnership with the Reference Investor or its Controllers, as applicable, provided the exploration will occur (a.1) in the proportion of 51% for the Company and 49% for the Reference Investor and its Controllers, as applicable; (a.2) the Company will control the Business Opportunity; or (a.3) under terms and conditions other than those mentioned above, so long as they are mutually agreed between the Reference Investor or its Controllers, as applicable, and the Company (“Partnership Exploration”); (b) exploration of the Business Opportunity by the Company and potential competition with the Reference Investor (“Individual Exploration”); and (c) reject any type of exploitation of the Business Opportunity. In the deliberation provided in this Clause, (a) the Board Members appointed by the Reference Investor must not participate in the discussions (except if expressly requested by the remaining Board Members for clarification purposes) and voting on the deliberation, and must not receive the supporting material related to the matter. However, a representative of the Reference Investor is allowed to participate in the Board of Directors’ Meeting that will resolve on the Business Opportunity if the Board Members deem it necessary for clarification purposes; and (b) in the event of a tie, the exploration of the Business Opportunity shall be considered approved and the Company must proceed with the Business Opportunity;

(iii)	The Company’s Board of Directors must come to a final decision on the exploration of the Business Opportunity under the terms of Clause 10.3(ii) above, within 30 days of receiving the Notification of a Business Opportunity;

(iv)	If the Board of Directors approves the exploration of the Business Opportunity by the Company under a Partnership Exploration regime: (i) the Reference Investor or its Controllers, as applicable, may only carry out the Business Opportunity subject to the Notification of a Business Opportunity in partnership with the Company or its Subsidiaries under the investment structure approved in Clause 10.3(ii) above (or mutually agreed between the parties), and (ii) the Reference Investor or its Controllers, as applicable, shall ensure the Company is involved in all negotiations, planning and discussions regarding the development of the Business Opportunity. If the exploration of the Business Opportunity under a Partnership Exploration regime is approved, the Company, irrevocably and irreversibly, is obliged to carry out the investment in the Business Opportunity under the approved terms and execute all related investments;

(v)	If the Board of Directors approves the Business Opportunity by the Company as an Individual Exploration, both the Company and the Reference Investor may potentially participate in the Business Opportunity individually and independently of each other, in such a way that the Reference Investor shall be free to explore, directly or indirectly, the Business Opportunity subject to notification strictly under the terms and conditions described in the Notification of a Business Opportunity. The Board Members appointed by the Reference Investor must not participate in discussions and vote on resolutions related to the Individual Exploration, nor receive supporting material on the matter;

(vi)	If the Board of Directors approves the Individual Exploration and the specific terms of said Business Opportunity prohibit cross-participation of potentially interested parties, or if it contains other prohibitions that prevent or make the joint participation of the Company and the Reference Shareholder and its controllers as potentially interested parties unfeasible, the Reference Investor and its Controllers may only execute the Business Opportunity through the Company;

(vii)	In the event the Board of Directors (a) does not approve the exploration of the Business Opportunity by the Company (not counting the votes of Board Members indicated by the Reference Investor); or (b) does not resolve on the Business Opportunity in due time under

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Clause 10.3(ii) above, the Reference Investor and its Controllers, as applicable, shall be free to explore, directly or indirectly, the Business Opportunity subject to notification strictly under the terms and conditions described in the Notification of a Business Opportunity.

10.3.1.  The Related-Party Transactions Committee, as one of the Company’s statutory bodies, shall be responsible for answering questions regarding the application of this Clause, within the scope of this Agreement.

10.4.        Exceptions. The provisions in this clause shall not apply to (i) Business Opportunities existing on the date this Agreement was signed and which are already explored by the Reference Investor or its Controllers; (ii) Business Opportunities that may be explored by the Reference Investor or its Controllers not covered by the provisions of Clause 10.3 above; (iii) the commitments already assumed, or to be assumed, by the Reference Investor or its Controllers, as applicable, in terms of growth, expansion or renewals with government authorities and/or granting authority, as applicable, concerning Business Opportunities mentioned in items “(i)”; (iv) any investment or participation by the Reference Investor or its Controllers, as applicable, in any company listed on a stock exchange in which the Reference Investor or its Controllers does not have more than 5% (five percent) of the share capital, provided the Reference Investor or its Controllers do not appoint any member of the Board of Directors of such company; and (v) financing/credit granting activities.

CLAUSE XI

ANTITRUST APPROVAL

11.1.        CADE. If necessary, the Shareholders agree to jointly submit the Investment included in this Agreement to CADE for approval, within 30 (thirty) days from the date this instrument is signed under a fast-track regime, or to initiate a pre-notification and approval process under a common approval regime. This period may be extended if agreed in good faith between the Parties, and a new deadline shall be determined to complete the notification or pre-notification process, as applicable. The submission process will be jointly conducted by the legal advisors appointed by the Shareholders.

11.1.1.  The CADE approval will be considered achieved in the following events, whichever occurs last: (i) after the appeal period of 15 (fifteen) days has expired, from the date in which CADE’s Superintendence published the approval of the Transaction in the official press, according to Law 12,529/2011, without an appeal being filed by any Interested Third Party or a call-back has been issued by the CADE Court; or (ii) after the approval decision has been issued by the CADE Court (“CADE Approval”).

11.1.2.  The São Paulo State undertakes and ensures that the Board Members appointed by the São Paulo State will undertake all necessary measures to prevent the Company and its Subsidiaries from carrying out or approving any acts that are not part of the Company’s normal course of business in the event the Reference Investor is prohibited from exercising the political rights linked to the Shares held by it until the CADE Approval, unless expressly authorized by CADE.

11.2.        The Reference Investor must coordinate (i) the process involving the application with CADE; (ii) the preparation, presentation, and monitoring of acts of concentration and documents submitted to CADE; and (iii) any and all interactions with CADE involving acts of concentration. Notwithstanding the provisions in this Clause, Shareholders agree to consult and cooperate with each other regarding any communications with CADE and not to participate separately in any meeting or carry out any communication with CADE concerning the Investment without prior notification to the other Party, or without allowing the other Party to attend or participate in said meeting or communication.

11.3.        Negotiation of Legal Actions or Restrictions with CADE. If CADE imposes any restrictions as a condition for approving the Investment, including changes to this Agreement, the Parties must jointly, through their own and individual lawyers, negotiate with CADE and make efforts to achieve the approval from CADE, considering the Investment must be concluded and the original financial terms contracted in this Agreement must be preserved in the matters that do not conflict with CADE’s decision (“CADE Remedies”).

11.4.        If CADE imposes restrictions as a condition for approving the Investment, the Parties will

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continue to be bound by the Agreement and must undertake all necessary measures to comply with the formulated restrictions, except for the Reference Investor, who must be responsible for taking all measures related to the CADE Remedies and implementing them regardless of the possible financial impact to the Reference Investor. The CADE Remedies must be addressed through the sale of the Reference Investor’s assets or through obligations that must be fully observed by the Reference Investor in such a way it does not burden, directly or indirectly, the Company. If compliance with the CADE Remedies is a condition for the Investment to be executed, the Investor must comply with it as quickly as possible.

11.4.1.  For clarification purposes, the Parties agree that, in the event CADE imposes any restrictions on the Investment, this Agreement will continue to bind the Parties, who are obliged to take the necessary measures to obtain the CADE Approval and execute the Investment under the exact terms and conditions established herein.

11.5.        The presentation fees related to the notification of the Investment to CADE, and the legal advisory fees for submitting the Investment to CADE, will be paid by the Reference Investor. If the Shareholders decide to have their own legal counsel, they shall be responsible for paying the costs of their corresponding legal fees.

11.6.        Considering the Transaction will take place through a public offering of shares and in the event the acquisition by any shareholder, especially by the Reference Investor, generates the need for a notification to CADE, under Law 12,529/2011 and Articles 9 and 10 of CADE Resolution 33/2022, said Shareholders undertake, under Articles 89, sole paragraph, of Law 12,529/2011 c/c art. 108, caput and paragraph 1 of CADE’s Internal Regulations, approved by CADE Resolution 22/2019 c/c art. 11, paragraph 2 of CADE Resolution 33/2022, not to exercise political rights relating to the shareholding stake acquired through the public offering until the CADE Approval.

CLAUSE XII

TERM AND RESOLUTION

12.1.       This Agreement is in effect from its execution date and will remain enforceable until January 1, 2035, and, under the terms of Article 125 of the Civil Code, the effectiveness of CLAUSE III until CLAUSE XI shall be conditioned to the effective Settlement of the Offering, including the physical and financial settlement of the acquisition by the Reference Investor of the Initial Reference Investor Stake in the Offering (“Suspensive Condition” and “Effective Agreement Date”, respectively).

12.2.       Regardless of the term established in Clause 12.1, the parties shall have the right to an early termination, as of January 1, 2030, under the following conditions:

12.1.1.  the Reference Shareholder, at its sole discretion, so long as it is not in default with the obligations required by this Agreement; and

12.1.2.  the State, if its shareholding stake or the shareholding stake of the Reference Shareholder is below 10% of the Company’s share capital, either due to the non-exercise of subscription rights in capital increases or disposals carried out after the lock-up period.

12.3.       The provisions of CLAUSE XVII and CLAUSE XVIII shall remain valid and enforceable during the periods indicated in said clause, even after the termination of this Agreement under the terms of Clause 12 above.

12.4.       Subject to the provisions of the clauses above, in any of the aforementioned events regarding the termination of this Agreement, all rights and obligations provided herein shall be terminated, regardless of any notification from one Party to another, with no obligation remaining between the Parties regarding the provisions set forth herein.

CLAUSE XIII

REPRESENTATIONS AND WARRANTIES

13.1.	Each Shareholder represents and guarantees to the other Shareholder that:

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(a)	it is a duly organized Party, validly existing under the laws of the jurisdiction of the location in which it was incorporated;

(b)	it has all the necessary legal and corporate powers and authorities to sign, comply, and adhere with the obligations of this Agreement, as well as to own the Restricted Shares and execute the obligations outlined in this Agreement and that the Restricted Shares are free and clear of any Liens. The Persons who, as representatives of the Shareholders, signed this Agreement and any other instruments or documents before the present date and which are related to this Agreement and who were, on said signature dates and on the date of the signing of this Agreement, duly indicated, qualified and acting as a representative of the Shareholder, with their signatures on such documents being genuine;

(c)	the signing and compliance with this Agreement and the fulfillment of the obligations established herein do not violate: (i) any other previous obligation of said Shareholder; (ii) the corporate documents of said Shareholder; (iii) any Applicable Legislation relevant to said Shareholder; or (iv) any decision of any court or government agency or entity that has jurisdiction over said Shareholder. This Agreement is lawful, valid, and sets forth the obligations for each of the Shareholders, which may be required of said Shareholder according to its conditions and subject to the legal provisions on bankruptcy, insolvency, fraud, reorganizations, moratorium, or similar generally applied rules relating to or that may affect creditor rights and general equity principles;

(d)	all authorizations, consents, approvals, exemptions, licenses, orders, and other actions, notifications, or protocols before all courts, government, administrative, and other Brazilian bodies, or at any other location with jurisdiction over the Shareholders, in addition to any political subdivision required or related to the valid signature, fulfillment, and performance of this Agreement by the Shareholder, as applicable, have been obtained and are in force; and

(e)	there is no pending litigation to which said Shareholder or any of its Affiliates is a party and that, if an adverse ruling is issued, could have a material negative effect on the financial condition of said Shareholder or its ability to perform its obligations under this Agreement.

13.2.        Furthermore, the Reference Investor represents and guarantees to the São Paulo State that (i) it is not in liquidation or insolvent; (ii) it has all corporate powers and government licenses, authorizations, consents, and approvals necessary to own, lease, or operate its properties and to conduct its business as they are being currently conducted; and (iii) it will settle the acquisition of the Initial Stake, under the procedures outlined in the Preliminary Prospectus.

13.3.        Intervening Parties. The Intervening Parties to this Agreement declare, individually and not jointly, in this act, that they were present at all times and agree with all the provisions contained in this Agreement.

CLAUSE XIV

REGISTRATION OF THE AGREEMENT

14.1.       For the purposes of this Clause and the provisions of Article 118 of the Brazilian Corporation Law, and for the obligations or Liens arising from this Agreement to be enforceable against third parties, the Parties commit to undertake measures that ensure this Agreement is filed at the Company’s headquarters and that the obligations and liens arising thereto shall be registered with the bookkeeping agent of the Shares.

CLAUSE XV

NOTICES

15.1.       Except as otherwise indicated in this Agreement, all notices, communications, notifications, and correspondence resulting from the execution of this Agreement must be made in writing by one Shareholder to the other Shareholders, or to the Company, via protocol, by mail with confirmation of receipt through the Registry of Deeds and Documents, or by e-mail with confirmation of delivery to the

24

addresses described in the preamble of this Agreement, or by delivery to the representatives of the Parties, namely:

If intended to the São Paulo State:

São Paulo State, represented by the Investment Partnerships Secretariat

[=]

[=], São Paulo, SP Att. to: [=]

Email: [=]

If intended to the [Reference Investor]:

[Reference Investor]

[=]

[=] Att. to: [=]

Email: [=]

If intended to the Company:

Companhia de Saneamento Básico do Estado de São Paulo – SABESP

Rua Costa Carvalho, nº 300, bairro Pinheiros, CEP 05.429-000, São Paulo, SP

Att. to: [=]

Email: [=]

If intended to the Direct ”[Shareholders/Quota Holders] of the Reference Investor:

Direct [Shareholders/Quota Holders] of the Reference Investor

[=]

[=] Att. to: [=]

Email: [=]

15.2.       Any changes to the addresses indicated above must be communicated to the other Parties and the Company by up to 2 (two) Business Days, under penalty of being considered received for all legal purposes.

CLAUSE XVI

ENFORCEMENT

16.1.       The Parties undertake to exercise their voting rights and other rights and obligations concerning the Company under the terms of this Agreement, whereby any Shareholder has the right to demand enforcement against the other Shareholders, under the provisions of Articles 497, 501, 536, 806, 815, 822 and 823 of the Code of Civil Procedure and Article 118, paragraph 3, of the Brazilian Corporation Law. Notwithstanding any provisions contrary to the ones included in this Agreement, each Shareholder is aware and agrees that, in the event any Shareholder fails to comply with any of the obligations established in this Agreement, the defaulting Shareholder will not be able to vote at the Company’s Shareholders’ Meetings until the default has been remedied, with the vote of the other Shareholder being valid to approve the matters contained in this Agreement.

16.1.1.       Each Shareholder has the right to request the Chair of the Shareholders’ Meeting and the Chair of the Board of Directors’ Meeting and/or the Company’s CEO, as applicable, to declare the nullity of a vote cast by a Shareholder representative or regarding the Transfer of Restricted Shares carried out in violation to the provisions of this Agreement, regardless of any judicial process or out-of-court or arbitration procedure, with the Chair of the Shareholders’ Meeting, the Chair of the Board of Directors’ Meeting and the Company’s CEO, as applicable, being responsible for complying with the Agreement and ensuring its compliance under the provisions of Article 118 of the Brazilian Corporation Law.

CLAUSE XVII

RESOLUTION OF DISPUTES

17.1.	Governing Law. This Agreement shall be governed by the Applicable Laws of Brazil.

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17.2.        Resolution of Disputes. Any and all disputes, controversies, questions, concerns, or differences relating directly or indirectly to this Agreement, any Investment Document or any appendix or document related to the Agreement (“Disputes”), involving all or any of the Parties and/or Intervening Parties (“Parties Involved”) shall be resolved by arbitration, under the provisions below.

17.3.        Chamber. The arbitration will be conducted and administered by the Market Arbitration Chamber (“MAC”) according to the procedural rules included in its Regulations in effect at the time of the arbitration (“Regulations”). The Parties may, upon mutual agreement, decide to change the arbitration chamber.

17.4.        Arbitration Court. The Disputes shall be decided by an Arbitration Court comprised of 3 (three) arbitrators, appointed according to the Regulations (“Arbitration Court”).

17.5.        Arbitration Location: The arbitration procedure shall take place in the City of São Paulo, State of São Paulo, the location where the arbitration decision shall be made. The arbitration language will be Portuguese, and the arbitration will be based on legislation, applying the rules and principles of the Brazilian legal system, with judgment according to equity being prohibited.

17.6.        Injunctive Relief. Before the constitution of the Arbitration Court, any of the Parties Involved may request injunctive relief, provided that any request for such relief from the Judiciary Branch will not affect the existence, validity, and effectiveness of the arbitration convention, nor will it represent a waiver for the need to submit the Dispute to arbitration. After the Arbitration Court has been constituted, requests for injunctive relief must be addressed to the Arbitration Court, and the arbitrators may even review, maintain, or modify any decisions issued by the Judiciary before the constitution of the Arbitration Court, which may be based on the provisions of Article 22, paragraph 4, of the Arbitration Law.

17.7.        Forum. The parties elect the forum of the City of São Paulo, State of São Paulo, expressly renouncing any other forum, however special or privileged it may be, to request: (i) legal measures aimed at obtaining injunctive relief, under Article 22-A et seq. of the Arbitration Law; (ii) lawsuits provided in Article 33 of the Arbitration Law, (iii) lawsuits provided for in Articles 381 to 383 of the Code of Civil Procedure, (iv) the execution of obligations provided in this instrument that require immediately execution, (v) the enforcement of decisions made by the Arbitration Court and (vi) any disputes that, under Applicable Legislation, cannot be submitted to arbitration.

17.8.        Contractual Fees. Each of the Parties Involved shall be responsible for paying, without the right to indemnity or reimbursement by the other Party involved, all contractual fees for their respective legal advisors.

17.9.        Loss Fees. Subject to the provisions above, the arbitration ruling shall establish the loss fees and determine the responsibility of the Parties involved for paying or reimbursing the arbitrators’ fees and the expenses of the arbitration procedure, observing the principles of loss (total or partial), proportionality and reasonableness.

CLAUSE XVIII

GENERAL PROVISIONS

18.1.        Severability of Provisions. The nullity, invalidity, or ineffectiveness of any of the covenants in this Agreement will not prejudice the validity and effectiveness of others, which must be fully complied with, obliging the Parties to use their best efforts to validly achieve the objectives aimed through the provision that has been nullified, invalidated or declared ineffective, through a mutual agreement, including the introduction of a replacement provision.

18.2.        Amendments. Amendments to this Agreement shall only be considered valid if formalized by an instrument signed by all Shareholders.

18.3.        Acknowledging Party. The Company declares it is aware of all the terms, obligations, and conditions established in this Agreement and undertakes to comply, or ensure its compliance, faithfully

26

and completely.

18.4.        Full Agreement. This Agreement and the Company’s Bylaws, including amendments, constitute the full agreement among Shareholders regarding its purpose, replacing all previous agreements, understandings, representations or guarantees, negotiations, and discussions, verbal or written, between the Shareholders relating to the matters contained herein.

18.5.        Waivers. No waiver by either Party of any term or provision of this Agreement, or any breach of this Agreement, shall affect the right of said Party to subsequently enforce said term or provision or to exercise any right or remedy in the event of any other breaches, whether or not it is similar.

18.6.        Conflict with the Bylaws. In the event of any conflict between the provisions of this Agreement and the Company’s Bylaws, the provisions of this Agreement shall prevail to the extent permitted by applicable law. Each of the Shareholders agrees to exercise, or ensures to exercise, the voting rights of their respective shares, as necessary, for the Company’s Bylaws to be amended, as soon as possible, to resolve any conflict in favor of the provisions outlined in this Agreement.

18.7.        Assignment of Rights and Obligations. The rights and obligations established herein may not be assigned or transferred, in their entirety or partially, for any reason, without the prior and express written consent of the other Party.

18.8.        Irrevocability and Irreversibility. This Agreement is signed on an irrevocable and irreversible basis, obligating the Parties and their successors in any capacity, being null and void the assignment or transfer of rights and obligations, in any capacity, to third parties arising from and contracted or acquired by virtue of the signing of this Agreement that violates the provisions of this Agreement, unless otherwise provided in this Agreement, without the prior written authorization by all Shareholders.

18.9.        Signatures. All signatories acknowledge this Agreement is fully valid in its electronic format, being equivalent to a physical document for all legal purposes, recognizing and declaring the signatories that signing this Agreement in its electronic form, with no initialed pages, is the means mutually chosen and agreed by all Parties as capable of proving the authorship and integrity of the instrument, confirming it full legal effect as if it were a physical document. All signatures attached to this instrument in electronic format, as provided in this Clause, are fully valid and sufficient for the authenticity, integrity, existence, and validity of this Agreement, given that the signatories of this instrument have agreed to no initialed pages, thus signing this instrument only in the signature fields provided on the following pages as a way of recognizing the validity of all the pages and attachments to the Agreement. If one single person represents, as an attorney or legal representative, more than one Party to this Agreement, his/her single electronic signature shall be considered valid for all Parties represented and for all legal purposes. This Agreement comes into effect, for all Parties, as of the date indicated therein, even if one or more Parties have filled out their electronic signature on a different date.

IN WITNESS WHEREOF, the parties have caused this Investment Agreement, Lock-up, and Other Covenants in 1 (one) single electronic version, in the presence of 2 (two) witnesses.

São Paulo, [=] [=], 2024.

(Rest of page intentionally left blank) (signatures on the following pages)

27

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

São Paulo State Government, through the Investment Partnerships Secretariat

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

28

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

[Reference Investor]

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

29

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Companhia de Saneamento Básico do Estado de São Paulo – SABESP

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

30

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Direct [Shareholder/Member] of the Reference Investor

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

31

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Direct [Shareholder/Member] of the Reference Investor

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

32

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Direct [Shareholder/Member] of the Reference Investor

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

33

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Direct [Shareholder/Member] of the Reference Investor:

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

34

(page of signatures of the Investment Agreement, Lock-up, and Other Covenants executed on [=] [=], 2024)

Witnesses:

Name: Individual Taxpayer’s ID (CPF):	Name: Individual Taxpayer’s ID (CPF):

35

Attachment A to the Investment Agreement, Lock-Up, and Other Covenants

[To be included]

36

Attachment B to the Investment Agreement, Lock-Up, and Other Covenants

Notice to the Market

[To be included]

37